Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by HMH Holding Inc. on Form S-1 and each related Prospectus and each further amendment or supplement thereto.

Dated: August 12, 2024

/s/ Karl Erik Kjelstad
Name: Karl Erik Kjelstad